UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2010 enherent Corp.

(Exact name of registrant as specified in its charter)

DELAWARE	0-23315	13-3914972
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Wood Avenue South

Suite 116

Iselin, NJ 08830

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (732) 321-1004

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 19, 2010, enherent Corp. (the “Company”) and Ableco Finance LLC (“Ableco”), as lender and agent, entered into a Twelfth Amendment to Amended and Restated Financing Agreement (the “Amendment”) that further amends the Amended and Restated Financing Agreement dated as of April 1, 2005 by and between the Company and Ableco (the “Financing Agreement”). The Amendment modifies (a) the affirmative covenants set forth in Section 6.01 of the Financing Agreement by adding new language relating to expense reduction; and (b) financial covenants set forth in Section 6.03 of the Financing Agreement relating to the Consolidated EBITDA. In addition, the Amendment (a) extends the revolving loan maturity date under the Financing Agreement from December 31, 2010 to September 30, 2011; and (b) modifies the monthly amount by which the Additional Availability under the revolving loan will be reduced, such that on the first business day of each month the Additional Availability will be reduced by (i) for the month of December 2010, $45,000, and (ii) for each month thereafter, by $50,000.

The foregoing description of the Amendment is a summary and is qualified by reference to the actual Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed herewith.

Exhibit Number	Description

10.1	Twelfth Amendment to Amended and Restated Financing Agreement, dated as of November 19, 2010, by and among the Company, certain subsidiaries listed therein, Ableco Finance LLC and certain lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

enherent Corp.

Date: November 22, 2010	By:	/s/ Pamela Fredette
Pamela Fredette
Chairman, Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Twelfth Amendment to Amended and Restated Financing Agreement, dated as of November 19, 2010, by and among the Company, certain subsidiaries listed therein, Ableco Finance LLC and certain lenders party thereto.